EXHIBIT 107

Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

PEDEVCO Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock par value $0.001	(1)	Other	11,040,909	$13.47	$148,721,044.23	0.0001381	$20,538.38

Total Offering Amounts:							$148,721,044.23		20,538.38
Total Fee Offsets:									0.00
Net Fee Due:									$20,538.38

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Offering Note(s)

(1)

The shares will be offered for resale by the selling stockholders pursuant to the prospectus contained in the Registration Statement. Represents outstanding shares of common stock.

Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered in the Registration Statement include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high ($13.81) and low ($13.12) sales prices of a share of the Registrant’s common stock on The NYSE American on August 21, 2026, which date is within five business days of the date of the filing of this Registration Statement.